Exhibit 21

AMERICAN GREETINGS CORPORATION

Subsidiaries of the Registrant

Subsidiary	State / Jurisdiction of Incorporation

AG.com, Inc.	Delaware
A.G. (U.K.), Inc.	Ohio
AGC Funding Corporation	Delaware
AGC Holdings, LLC	Delaware
AGC, LLC	Delaware
A.G.C. Investments, Inc.	Delaware
A.G. Industries, Inc.	North Carolina
AG Interactive, Inc.	Delaware
Carlton Cards Limited	Canada
Carlton Cards Limited	United Kingdom
Carlton Cards Retail, Inc.	Connecticut
Cloudco, Inc.	Delaware
Egreetings Network, Inc.	Delaware
Gibson Hanson Graphics Ltd.	United Kingdom
John Sands (Australia) Ltd.	Delaware
John Sands (N.Z.) Ltd.	Delaware
Microcourt Limited	United Kingdom
PhotoWorks, Inc.	Washington
Plus Mark, Inc.	Ohio
Those Characters From Cleveland, Inc.	Ohio
UK Greetings Limited	United Kingdom